Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mesa Laboratories, Inc.’s Registration Statements on Form S-3 (File Nos. 333-233042 and 333-225451) and Form S-8 (File Nos. 333-206551, 333-186893, and 333-152210) of our report dated June 1, 2020, relating to the March 31, 2020 and 2019 consolidated financial statements and the effectiveness of internal control over financial reporting of Mesa Laboratories, Inc., which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

June 1, 2020